Exhibit 10.8

May 22, 2023

Joseph J. Sarret

Chief Executive Officer

CohBar, Inc.

Re:	CohBar, Inc. Employee Retention Bonus

Ladies and Gentlemen:

Reference is made to that certain Executive Employment Agreement, dated as of April 26, 2021 (the “Employment Agreement”) by and between CohBar, Inc., a Delaware corporation (the “Company”) and Joseph J. Sarret (“you”).

It is proposed that the Company enter into that certain Agreement and Plan of Merger on or about the date hereof (the “Merger Agreement”), with Chimera MergeCo, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and Morphogenesis, Inc., a Delaware corporation (“Morpho”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into Morpho, with Morpho continuing as the surviving corporation and wholly-owned subsidiary of the Company (the “Merger”).

In connection with the Merger, the Board of Directors of the Company (the “Board”) has determined that it will offer you a retention bonus in the amount of $803,250 (the “Retention Bonus”), on the schedule outlined below. As consideration for the receipt of the Retention Bonus, you agree to the following:

1.	Upon the execution of the Merger Agreement (the “Effective Date”), the Company shall pay you an amount equal to $114,750 in consideration of your prior earned annual bonus.

2.	Upon the earliest to occur of (i) termination of the Merger Agreement, (ii) the Closing (as defined in the Merger Agreement) or (iii) the End Date (as defined in the Merger Agreement) (such date, as applicable, the “Trigger Date”), the Company shall pay you an amount equal to $688,500; provided, that you have not terminated your employment with the Company prior to the Trigger Date.

3.	Upon payment in full of the Retention Bonus, you agree that you will no longer be entitled to the severance compensation provided for in Section 8(b) or 8(c) of the Employment Agreement, other than the Accrued Compensation (as defined in the Employment Agreement), in connection with a termination of your employment for any reason following the Trigger Date and prior to the first anniversary of the Effective Date; provided, however, the Company agrees that in the event your employment terminates for any reason during that period and you elect to receive continued healthcare coverage pursuant to the provisions of COBRA (as defined in the Employment Agreement), the Company will continue your coverage and directly pay, or reimburse you for, the premium for such coverage for you and your covered dependents through the earlier of (i) 12 months following your termination of employment and (ii) the date that you and your covered dependents become eligible for coverage under another employer’s plans.

Except as set forth in this letter agreement, the terms and conditions of the Employment Agreement remain in full force and effect in accordance with its terms.

Please execute the letter below and return the same to the Company acknowledging the terms herein.

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Very truly yours,

COHBAR, INC.

By:	/s/ Jeffrey F. Biunno
Name:	Jeffrey F. Biunno
Title:	Chief Financial Officer

[Signature Page to J. Sarret Letter Agreement]

AGREED AND ACKNOWLEDGED:

By:	/s/ Joseph J. Sarret
Name:	Joseph J. Sarret

[Signature Page to J. Sarret Letter Agreement]